[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE PREMIER GROWTH INSTITUTIONAL FUND

10f-3 TRANSACTIONS FOR THE PERIOD NOVEMBER 1, 1999 THROUGH APRIL 30, 2000
                                                                         Total   % of
                                                              Shares     Shares  Offering                        Shares
                          Date     Shares   % of FundPrice perPurchased bOffered PurchasedPurchased              Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group(From                   04/30/00
Corning, Inc.             01/25/00 25,000   0.00%    $151.38  1,631,600  13,000  12.55%   JP Morgan              38,300
AT&T Wireless Group       04/26/00 240,000  0.00%    $29.50   42,949,900 306,000 14.04%   Merrill Lynch          240,000

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.